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                                                                    EXHIBIT 99

NEWS RELEASE
Release Dates: Immediate
Contact: Ed Hansen
(404) 287-0893
edhansen@mindspring.net

                MINDSPRING ANNOUNCES THREE-FOR-ONE STOCK SPLIT

           ATLANTA (June 24, 1998) - MindSpring Enterprises, Inc. (Nasdaq:
MSPG), today announced that its Board of Directors has declared a three-for-one stock split in the form of a stock dividend.

           The record date for the stock split will be July 9, 1998. Stockholders of record at the market close on that date will receive two additional shares of MindSpring common stock for each share held. Distribution of the additional shares will take place on July 24, 1998.

                                About MindSpring
           MindSpring is a leading Internet service provider focused on delivering outstanding service and support to its customers. By following its core values and beliefs, MindSpring is committed to doing an exceptional job of serving its customers, its employees, its owners and its community. MindSpring's dial-up subscribers can browse the World Wide Web, send electronic mail, participate in informative online chats and access over 20,000 newsgroups. MindSpring offers local Internet service in more than 360 locations throughout the United States. MindSpring is also a leading provider of Web Hosting services and domain registrations.

           PC World presented MindSpring with its "World Class Award for Best ISP" in July 1998. In November 1997, MindSpring earned CNET: The Computer Network's "Buy It" recommendation as the national ISP providing the best value. Smart Money magazine called MindSpring "The Better Option" to AOL in February 1998, followed by a "Best Buy" recommendation from Smart Money Interactive in June 1998. MindSpring was given Home Office Computing's "Best Buy" for Web Hosting in its April 1998 issue. FamilyPC, in its July 1998 issue, named MindSpring's home page the "Best ISP Start Page." Upside Magazine said MindSpring "understands the value of service, community and brand in the cold world of the Net," in its February 1998 analysis of the top 150 technology companies in the United States.